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                                                                   EXHIBIT 10.12

                  SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP
                                55 FERNCROFT ROAD
                          DANVERS, MASSACHUSETTS 01923

                                                   December 31, 2004

Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
Attention:  Carlos E. Aguero
            President and Chief Executive Officer

Dear Carlos:

      Please be informed that, effective as of January 1,2005, Seacoast Capital Partners Limited Partnership ("Seacoast") hereby waives the following rights that Seacoast has in its capacity as a stockholder of Metalico, Inc. (the "Company"):

         - Section 2.1(a)(ii) of the Second Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement"), dated May 24, 2004, among the Company and the stockholders named therein;

         - Section 2.1(c) of the Stockholders' Agreement, as such section applies to Seacoast;

         - Section 2.1(e) of the Stockholders' Agreement, as such section applies to Seacoast; and

         - Section 8.1 of the Preferred Stock Purchase Agreement, dated February 5, 1998, among the Company and the purchasers listed therein.

      Notwithstanding the foregoing, if:

         - the Company's common stock (the "Common Stock") is not listed for trading on the American Stock Exchange ("AMEX") on or prior to September 30,2005, or

         - after the Company's common stock is listed for trading on AMEX on or prior to September 30, 2005, the Common Stock is suspended from trading on AMEX or the Common Stock's listed status on AMEX is otherwise lost (a "Suspension/Loss"), in any case, for more than fifteen (15) consecutive days, then (i) the foregoing waivers automatically shall become null and void and be of no further effect from and after October 1, 2005 or fifteen (15) days after the date of such Suspension/Loss, as the case may be, and (ii) any right waived herein shall be reinstated as of October 1, 2005 or fifteen (15) days after the date of such Suspension/Loss, as the case may be, to its fullest extent for the benefit of Seacoast. With respect to any rights that are reinstated for the benefit of Seacoast under Section 2.1 of the Stockholders' Agreement pursuant to the preceding clauses (i) and (ii), the Company agrees that it shall use its best efforts to reinstate a Seacoast Capital Nominee (as defined in the Stockholders' Agreement) to the Company's board of directors within forty-five
(45) days of Seacoast's exercise of any right under Section 2.1(a)(ii) of the Stockholders' Agreement and Seacoast agrees that it will not deem the Company to be in violation of its obligation to seat a Seacoast Capital Nominee under
Section 2.1(a)(ii) of the Stockholders' Agreement during such 45-day period.


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Mr. Carlos E. Aguero
Metalico, Inc.
December 31, 2004
Page 2

      The waivers given by Seacoast in this letter are irrevocable, subject only to the reinstatement provisions set forth in the above paragraph.

      Kindly acknowledge the foregoing by executing in the space below on behalf of the Company.

                                    Sincerely,

                                    SEACOAST CAPITAL PARTNERS LIMITED
                                    PARTNERSHIP
                                    By: Seacoast I Advisors, its General Partner

                                    By:
                                          --------------------------------------
                                              Thomas W. Gorman, Member

Acknowledged and confirmed as of the date written above:

METALICO, INC.

By: /s/ Carlos E. Aguero
    ---------------------
      Carlos E. Aguero
      President and CEO